Exhibit 99.1

For Immediate Release

CONTACTS:

Entertainment Gaming Asia Inc.

Traci Mangini

tracimangini@EGT-Group.com

872/802-4227

ENTERTAINMENT GAMING ASIA INC. REPORTS FIRST QUARTER 2015 RESULTS AND

PROVIDES MARKET UPDATE

- Company Reports Profitable First Quarter of 2015 –

Hong Kong – May 14, 2015 – Entertainment Gaming Asia Inc. (NASDAQ: EGT) (“Entertainment Gaming Asia” or “the Company”), a gaming company focused on emerging gaming markets in Pan-Asia, today reported operating results for the first quarter ended March 31, 2015 and reviewed recent corporate progress.

Key Financial Metrics:

•	Consolidated revenues of $8.3 million for the first quarter of 2015
•	Adjusted EBITDA (earnings from continuing operations before interest, taxes, depreciation, amortization and non-cash charges) of $2.4 million for the first quarter of 2015
•	Net income of $570,000 for the first quarter of 2015
•	Cash balance of $20.8 million and zero debt as of March 31, 2015

First Quarter of 2015 Financial Performance:

All historical revenues and expenses associated with Dreamworld Pailin, which ceased operation in June 2014, have been reclassified as discontinued operations for the presented periods. Historical share amounts have been proportionally adjusted to reflect the impact of the Company’s 1:4 reverse stock split effected on February 26, 2015 for the presented periods.

The Company’s first quarter of 2015 consolidated revenue was $8.3 million, an increase of 76% compared to $4.7 million in the first quarter of 2014 due to increases in both the gaming operations and gaming products business divisions.

Gaming operations revenue was $4.0 million for the first quarter of 2015, an increase of 3% compared to $3.9 million in the first quarter of 2014 due to improvement in the Cambodia operations partially offset by a decline in the Philippines operations. Average consolidated daily net win per unit was $108 for the first quarter of 2015, an increase of 7% compared to $101 in the first quarter of 2014 due to the higher revenue and a 4% reduction in the total operating machine base.

Cambodia average daily net win per unit was $128 for the first quarter of 2015, an increase of 9% compared to $117 in the prior year period primarily due to improved performance at NagaWorld. NagaWorld average daily net win per unit increased to $198 for the first quarter of 2015 compared to $175 in the prior year period primarily due to an increase in VIP player traffic partially offset by higher jackpots in the first quarter of 2015.

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Entertainment Gaming Asia Reports Q1 2015 Earnings Results, 5/14/2015	page 2

Philippines average daily net win per unit was $68 for the first quarter of 2015, a decrease of 4% compared to $71 in the prior year period. The decrease was primarily due to increased competition from new integrated casino resorts in Manila, one of which opened in March 2013 and another which soft opened in December 2014. While Philippines average daily net win per unit declined on a year-over-year basis, it improved from $65 in the prior sequential quarter as the Company continued its proactive marketing strategies to stabilize performance in an increasingly competitive landscape.

Revenue from gaming products was $4.3 million for the first quarter of 2015 compared to $811,000 in the first quarter of 2014. The increase was primarily a result of higher sales of gaming chips and plaques due to strong reorder levels from existing customers. The Company achieved a gross profit for this division for the first quarter of 2015 compared to a gross margin loss in the prior year period. The gross margin increase was primarily due to substantially higher production volumes, continuing efforts to improve production efficiencies and the outsourcing of certain production processes for two orders with short lead times as demand exceeded the Company's existing capacity during the period.

Entertainment Gaming Asia reported adjusted EBITDA of $2.4 million in the first quarter of 2015 compared to $960,000 in the first quarter of 2014.

The Company reported net income of $570,000, or $0.04 per share, on a weighted average diluted share count of 14.5 million shares for the first quarter of 2015. This compared to a net loss of $1.0 million, or $0.14 per share, on a weighted average diluted share count of 7.5 million shares for the first quarter of 2014. The first quarter of 2014 net loss included a net loss of $157,000 from discontinued operations related to Dreamworld Pailin. Excluding the discontinued operations, the Company reported a net loss from continuing operations of $873,000, or $0.12 per share, for the first quarter of 2014.

Clarence Chung, Chairman and Chief Executive Officer of Entertainment Gaming Asia, commented, “We are pleased to report a positive net profit for the first quarter of 2015. The primary drivers of our performance were the significant improvements in gaming products sales and gross margin as well as the growth in gaming operations revenue. Gaming products benefitted from an attractive reorder pipeline from existing customers and our continuing efforts to improve profitability while growth in gaming operations was largely due to solid performance from NagaWorld.

We are focused on continuing to improve our operating performance and securing new projects that will drive long-term growth and earnings visibility for the Company. With a cash position of over $20.0 million and as an indirect, majority-owned subsidiary of Melco International Development Limited, a leader in Asian gaming, we believe we have greatly enhanced our financial flexibility and improved our access to a broader pool of potential growth opportunities in growing gaming markets in Asia. We are actively seeking new projects that would further enhance our existing business lines and provide the opportunity to add new ones.”

Entertainment Gaming Asia is hosting a conference call and simultaneous webcast at 8:30 a.m. ET today, May 14, 2015, both of which are open to the general public. The conference call number is 800/732-6870 or 212/231-2901. Questions and answers will be reserved for call-in analysts and investors. Interested parties may also access the live call on the Internet at www.EGT-Group.com. Please allow 15 minutes to register and download and install any necessary software.  Following its completion, a replay of the call can be accessed for thirty days on the Internet at www.EGT-Group.com.

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Entertainment Gaming Asia Reports Q1 2015 Earnings Results, 5/14/2015	page 3

About Entertainment Gaming Asia Inc.

Entertainment Gaming Asia Inc. (NASDAQ: EGT), an indirect, majority-owned subsidiary of Melco International Development Limited, is a gaming company in Pan-Asia engaged in the leasing of electronic gaming machines on a revenue sharing basis to the gaming industry in Cambodia and the Philippines and the development and operation of gaming venues in Asia under its “Dreamworld” brand.  The Company also manufactures and sells RFID and traditional gaming chips and plaques to major casinos under its “Dolphin” brand.

Forward Looking Statements

This press release contains forward-looking statements concerning Entertainment Gaming Asia within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Those forward-looking statements include statements regarding expectations for the Company’s slot operations business model, growth of the gaming industry in Asia, the Company’s ability to secure new gaming projects and fund those projects, expectations for the increasing profitability of the Company’s gaming chips and plaques operations and expectations for expanding its business model to new gaming platforms and markets. Such statements are subject to certain risks and uncertainties, and actual circumstances, events or results may differ materially from those projected in such forward-looking statements. Factors that could cause or contribute to differences include, but are not limited to, risks related to the Company’s ability to: place gaming machines at significant levels and generate the expected amount of net win from the gaming machines placed; identify and implement successful marketing and promotional strategies for the Company’s gaming projects and identify and successfully develop additional projects; acquire additional capital as and when needed; identify and implement successful marketing and promotional strategies and obtain and fulfill significant purchase orders from the customers for the Company’s gaming chips and plaques; successfully improve manufacturing processes and enhance production efficiencies for the Company’s gaming chips and plaques; adapt to potential changes in gaming policies and political stability in the countries in which the Company operates and those other risks set forth in the Company’s annual report on Form 10-K for the year ended December 31, 2014 filed with the SEC on March 26, 2015 and subsequently filed quarterly reports on Form 10-Q. The Company cautions readers not to place undue reliance on any forward-looking statements. The Company does not undertake, and specifically disclaims any obligation to update or revise such statements to reflect new circumstances or unanticipated events as they occur.

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Entertainment Gaming Asia Reports Q1 2015 Earnings Results, 5/14/2015	page 4

Entertainment Gaming Asia Inc.

Consolidated Statements of Comprehensive Income

(Unaudited)

	Three-Month Periods Ended March 31,
(amounts in thousands, except per share data)	2015	2014
Revenues:
Gaming operations	$4,010	$3,883
Gaming products	4,272	811
Total revenues	8,282	4,694

Operating costs and expenses:
Cost of gaming operations
Gaming property and equipment depreciation	819	881
Casino contract amortization	611	610
Other gaming related intangibles amortization	63	63
Other operating costs	822	845
Cost of gaming products	3,662	1,488
Selling, general and administrative expenses	1,612	1,554
Gain on disposition of assets	(5)	—
Product development expenses	35	54
Depreciation and amortization	54	49
Total operating costs and expenses	7,673	5,544

Income/(loss) from continuing operations	609	(850)

Other (expenses)/income:
Interest expense and finance fees	(1)	(1)
Interest income	3	—
Foreign currency losses	(30)	(15)
Other	9	8
Total other (expenses)/income	(19)	(8)

Income/(loss) from continuing operations before income tax	590	(858)

Income tax expenses	(20)	(15)

Net income/(loss) from continuing operations	570	(873)
Net loss from discontinued operations, net of tax	—	(157)

Net income/(loss) attributable to EGT stockholders	$570	$(1,030)

Other comprehensive income/(loss):
Foreign currency translation	1	(41)
Total other comprehensive income/(loss), net of tax	1	(41)

Comprehensive income/(loss) attributable to EGT stockholders	$571	$(1,071)

Basic and diluted earnings per share:
Earnings/(loss)	$0.04	$(0.14)
Earnings/(loss) from continuing operations	$0.04	$(0.12)
Loss from discontinued operations, net of tax	$—	$(0.02)

Weighted average common shares outstanding
Basic	14,450	7,496
Diluted	14,467	7,496

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Entertainment Gaming Asia Reports Q1 2015 Earnings Results, 5/14/2015	page 5

Entertainment Gaming Asia Inc.

Consolidated Balance Sheets

	March 31, 2015	December 31, 2014
(amounts in thousands, except per share data)	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$20,820	$17,301
Accounts receivable, net	666	830
Amounts due from related parties	1,849	2,112
Other receivables	122	316
Inventories	3,265	2,617
Prepaid expenses and other current assets	681	1,447
Total current assets	27,403	24,623

Gaming equipment, net	5,127	5,624
Casino contracts	2,369	2,982
Property and equipment, net	9,238	8,895
Goodwill	350	351
Intangible assets, net	519	595
Contract amendment fees	99	126
Deferred tax asset	141	142
Prepaids, deposits and other assets	1,142	1,316
Total assets	$46,388	$44,654

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$1,803	$645
Amounts due to related parties	111	47
Accrued expenses	1,941	2,009
Income tax payable	5	—
Customer deposits and other current liabilities	270	306
Total current liabilities	4,130	3,007

Other liabilities	855	845
Deferred tax liability	107	107
Total liabilities	5,092	3,959

Stockholders’ equity:
Common stock, $.001 par value, 18,750,000 shares authorized;14,464,220 and 14,471,095 shares issued and outstanding, respectively	14	14
Additional paid-in-capital	47,710	47,680
Accumulated other comprehensive income	754	753
Accumulated losses	(7,183)	(7,753)
Total EGT stockholders’ equity	41,295	40,694
Non-controlling interest	1	1
Total stockholders’ equity	41,296	40,695
Total liabilities and stockholders’ equity	$46,388	$44,654

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Entertainment Gaming Asia Reports Q1 2015 Earnings Results, 5/14/2015	page 6

Entertainment Gaming Asia Inc.

Adjusted EBITDA from Continuing Operations

(Unaudited)

	Three-Month Periods Ended March 31,
(amounts in thousands)	2015	2014
Net income/(loss) from continuing operations – GAAP	$570	$(873)
Interest expense and finance fees	1	1
Interest income	(3)	—
Income tax expenses	20	15
Depreciation and amortization	1,810	1,746
Stock-based compensation expenses	30	71
Gain on disposition of assets	(5)	—
Adjusted EBITDA from continuing operations	$2,423	$960

Adjusted EBITDA is earnings before interest, taxes, depreciation, amortization, stock-based compensation, and other non-cash operating income and expenses. Adjusted EBITDA is presented exclusively as a supplemental disclosure because management believes that it is widely used to measure the performance, and as a basis for valuation, of gaming companies. Management uses Adjusted EBITDA as a measure of the operating performance of its segments and to compare the operating performance of its operations with those of its competitors. The Company also presents Adjusted EBITDA because it is used by some investors as a way to measure a company’s ability to incur and service debt, make capital expenditures and meet working capital requirements. Gaming companies have historically reported EBITDA as a supplement to financial measures in accordance with generally accepted accounting principles in the United States (“GAAP”). Adjusted EBITDA should not be considered as an alternative to operating income as an indicator of the Company’s performance, as an alternative to cash flows from operating activities as a measure of liquidity, or as an alternative to any other measure determined in accordance with GAAP. Unlike net income/(loss), Adjusted EBITDA does not include depreciation or interest expense and,  therefore, does not reflect current or future capital expenditures or the cost of capital. The Company compensates for these limitations by using Adjusted EBITDA as only one of several comparative tools, together with GAAP measurements, to assist in the evaluation of operating performance. Such GAAP measurements include operating income, net income/(loss), cash flows from operations and cash flow data. The Company has significant uses of cash flows, including capital expenditures, interest payments, debt principal repayments, taxes and other non-recurring charges, which are not reflected in Adjusted EBITDA. Entertainment Gaming Asia’s calculation of Adjusted EBITDA may be different from the calculation methods used by other companies and, therefore, comparability may be limited.

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Entertainment Gaming Asia Reports Q1 2015 Earnings Results, 5/14/2015	page 7

Entertainment Gaming Asia Inc.

Gaming Operations Performance Metrics

Net Revenue to EGT (in thousands)
	Q1:15	Q1:14	Y/Y ∆
Cambodia	$3,118	$2,931	6%
Philippines	$670	$728	-8%
Service revenue(1)	$222	$224	-1%
Consolidated	$4,010	$3,883	3%
Average Daily Net Win Per Unit
	Q1:15	Q1:14	Y/Y ∆
Cambodia	$128	$117	9%
Philippines	$68	$71	-4%
Consolidated	$108	$101	7%
EGM Seats in Operation
	3/31/15	3/31/14	Y/Y ∆
Cambodia	1,045	1,086	-4%
Philippines	546	566	-4%
Consolidated	1,591	1,652	-4%

(1) Service revenue represents reimbursements of certain expenses, which for accounting purposes, are included in the revenue and grossed up in the cost of gaming operations.

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